Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Third Quarter 2018 Results

•	Net Income Attributable to Common Stockholders of $.64 Per Share Compared to $.46 Per Share for the Same Quarter of 2017

•	Funds from Operations of $1.17 Per Share Compared to $1.08 Per Share for the Same Quarter Last Year, an Increase of 8.3%

•
Same Property Net Operating Income (PNOI) for the Annual Same Property Pool (Excluding Income From Lease Terminations) for Third Quarter Increased 3.6% on a Straight-Line Basis and 4.7% on a Cash Basis

•	97.1% Leased, 95.7% Occupied as of September 30, 2018; Average Occupancy of 95.6% for the Quarter

•	Rental Rates on New and Renewal Leases Increased an Average of 16.6%

•	Started Construction of Four Development Projects Totaling 670,000 Square Feet in Charlotte, San Antonio, Houston and Orlando with Projected Total Costs of $53 Million

•	Acquired a Value-Add Property Containing 115,000 Square Feet in San Diego for $14 Million

•	Acquired 30 Acres of Development Land in Dallas for $6 Million

•	Transferred Two 100% Leased Development Projects (286,000 Square Feet) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 20 Projects (2.5 Million Square Feet) at September 30, 2018 with a Projected Total Investment of $220 Million

•	Acquired a Two-Building Operating Property Containing 220,000 Square Feet in Dallas for $25 Million

•	Declared 155th Consecutive Quarterly Cash Dividend — Increased the Dividend by $.08 Per Share (12.5%) to $.72 Per Share

•	Issued 316,102 Shares of Common Stock at an Average Price of $96.56 During the Quarter with Gross Proceeds of $30.5 Million

JACKSON, MISSISSIPPI, October 18, 2018 - EastGroup Properties, Inc. (NYSE: EGP) (the Company) announced today the results of its operations for the three and nine months ended September 30, 2018.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our third quarter results are a testament to the strength and depth of our team, the quality of our portfolio and the continued strength of the broad industrial market. We are reaping the rewards of a strong economy and the continued favorable evolution within the last mile logistics market. The 8.3% increase in quarterly FFO compared to prior year represents over seven years of quarterly increases with the exception of one quarter — an affirmation of our in-fill, shallow bay, Sunbelt operating strategy."

EARNINGS PER SHARE
On a diluted per share basis, earnings per common share (EPS) was $.64 for the three months ended September 30, 2018, compared to $.46 for the same period of 2017. The Company's property net operating income (PNOI) increased by $5,046,000 ($.14 per share) for the three months ended September 30, 2018, as compared to the same period of 2017. EastGroup recognized net gains on sales of real estate investments of $4,051,000 ($.11 per share) in the third quarter of 2018; there were no sales during the third quarter of 2017.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Diluted EPS for the nine months ended September 30, 2018, was $1.98 compared to $1.93 for the same period of 2017. PNOI increased by $14,190,000 ($.40 per share) for the nine months ended September 30, 2018, as compared to the same period last year. EastGroup recognized net gains on sales of real estate investments and non-operating real estate of $14,359,000 ($.41 per share) during the nine months ended September 30, 2018, compared to $21,815,000 ($.64 per share) during the same period of 2017. During the nine months ended September 30, 2018, EastGroup recognized gain on casualties and involuntary conversion of $1,150,000 ($.03 per share), compared to zero during the same period of 2017.

FUNDS FROM OPERATIONS

Three Months Ended September 30, 2018
For the quarter ended September 30, 2018, funds from operations attributable to common stockholders (FFO) was $1.17 per share compared to $1.08 per share for the same quarter of 2017, an increase of 8.3%.

PNOI increased by $5,046,000, or 10.4%, during the quarter ended September 30, 2018, compared to the same period of 2017. PNOI increased $3,191,000 from newly developed and value-add properties, $1,617,000 from same property operations (based on the annual same property pool) and $433,000 from 2017 and 2018 acquisitions; PNOI decreased $242,000 from operating properties sold in 2017 and 2018.

The annual same property pool PNOI (excluding income from lease terminations) increased 3.6% for the quarter ended September 30, 2018, compared to the same quarter in 2017; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 4.7%. The annual same property pool for the third quarter of 2018 includes properties which were included in the operating portfolio for the entire period from January 1, 2017 through September 30, 2018; this pool is comprised of properties containing 34,219,000 square feet.

The quarterly same property pool PNOI (excluding income from lease terminations) increased 5.0% for the quarter ended September 30, 2018, compared to the same quarter in 2017; on a cash basis, same PNOI increased 6.2%. The quarterly same property pool for the third quarter of 2018 includes properties which were included in the operating portfolio for the entire period from July 1, 2017 through September 30, 2018; this pool is comprised of properties containing 36,435,000 square feet.

Rental rates on new and renewal leases (4.8% of total square footage) increased an average of 16.6% for the third quarter.

Nine Months Ended September 30, 2018
FFO for the nine months ended September 30, 2018, was $3.49 per share compared to $3.12 per share during the same period of 2017, an increase of 11.9%.

PNOI increased by $14,190,000, or 9.9%, during the nine months ended September 30, 2018, compared to the same period of 2017. PNOI increased $8,701,000 from newly developed and value-add properties, $5,688,000 from same property operations and $1,245,000 from 2017 and 2018 acquisitions; PNOI decreased $1,499,000 from operating properties sold in 2017 and 2018.

Same PNOI (excluding income from lease terminations) increased 4.2% for the nine months ended September 30, 2018, compared to the same period in 2017; on a cash basis, same PNOI increased 4.5%. Rental rates on new and renewal leases (14.3% of total square footage) increased an average of 15.6% for the nine months ended September 30, 2018. Excluding leases signed during the second quarter of 2018 at University Business Center, a research and development building complex in Santa Barbara, rental rates on new and renewal leases increased an average of 16.3%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

ACQUISITIONS AND SALES
In late August, EastGroup acquired Allen Station I & II in Allen (Dallas), Texas for $25.2 million. The 87% leased property is located in the Northeast Dallas submarket and consists of two multi-tenant business distribution buildings containing a total of 220,000 square feet.

In late July, the Company sold 35th Avenue Distribution Center, a 125,000 square foot property in Phoenix, for $7.9 million. EastGroup recognized a gain on the sale of $4,051,000 which is included in Gain on sales of real estate investments; this gain from the sale of depreciable real estate property is excluded from FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES
In July, EastGroup acquired Siempre Viva Distribution Center in San Diego. The value-add property, which contains 115,000 square feet, was purchased for $14 million. Upon acquisition, the building was occupied by the seller under a short-term lease that expired during the third quarter. EastGroup has successfully re-leased the multi-tenant distribution center, which will be 100% occupied during the first quarter of 2019.

In August, the Company acquired 30 acres of development land in Flower Mound (Dallas) for $5.7 million. The land is expected to accommodate the future development of LakePort 2499, which will contain approximately 380,000 square feet in five buildings.

During the third quarter, EastGroup began construction of four development projects: Steele Creek V, Eisenhauer Point 7 & 8, Ten West Crossing 8 and Horizon VI. The projects, which are located in Charlotte, San Antonio, Houston and Orlando, contain a total of 670,000 square feet and have a projected total investment of $53 million.

The development projects started in the first nine months of 2018 are detailed in the table below:

Development Projects Started in 2018	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

West Road 5	Houston, TX	58,000	12/2018	$5,300
Broadmoor 2	Atlanta, GA	111,000	10/2019	7,400
Gateway 1	Miami, FL	200,000	11/2019	25,000
Horizon XI	Orlando, FL	135,000	12/2019	10,400
SunCoast 5	Ft. Myers, FL	81,000	12/2019	7,700
Steele Creek V	Charlotte, NC	54,000	01/2020	5,800
Parc North 5	Dallas, TX	100,000	02/2020	9,200
Tri-County Crossing 1 & 2	San Antonio, TX	203,000	02/2020	14,600
Eisenhauer Point 7 & 8	San Antonio, TX	336,000	03/2020	23,600
Ten West Crossing 8	Houston, TX	132,000	03/2020	10,900
Horizon VI	Orlando, FL	148,000	04/2020	12,700
Total Development Projects Started		1,558,000		$132,600

At September 30, 2018, EastGroup’s development and value-add program consisted of 20 projects (2,506,000 square feet) in 11 cities. The projects, which were collectively 43% leased as of October 17, 2018, have a projected total cost of $220 million.

During the third quarter, EastGroup transferred (at the earlier of 90% occupied or one year after completion) two development projects, Kyrene 202 III, IV & V in Phoenix and Steele Creek VII in Charlotte, to the real estate portfolio. The 100% leased projects contain a total of 286,000 square feet.

The development and value-add properties transferred to the real estate portfolio during the first nine months of 2018 are detailed in the table below.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Development and Value-Add Properties Transferred to Real Estate Properties in 2018	Location	Size	Conversion Date	Cumulative Cost as of 9/30/18	Percent Leased as of 10/17/18
		(Square feet)		(In thousands)

Alamo Ridge IV	San Antonio, TX	97,000	03/2018	$7,814	100%
Oak Creek VII	Tampa, FL	116,000	03/2018	7,124	100%
Weston	Ft. Lauderdale, FL	134,000	03/2018	15,779	100%
Progress Center 1 & 2 (1)	Atlanta, GA	132,000	04/2018	10,521	41%
Horizon X	Orlando, FL	104,000	05/2018	7,432	100%
SunCoast 4	Ft. Myers, FL	93,000	05/2018	9,265	100%
Country Club V	Tucson, AZ	305,000	06/2018	24,492	100%
Eisenhauer Point 3	San Antonio, TX	71,000	06/2018	6,670	100%
Kyrene 202 III, IV & V	Phoenix, AZ	166,000	09/2018	12,944	100%
Steele Creek VII	Charlotte, NC	120,000	09/2018	9,156	100%
Total Projects Transferred		1,338,000		$111,197	94%

(1) This value-add project, which was recently developed by the seller, was acquired by EastGroup on 12/12/17 during the lease-up phase.

Subsequent to quarter-end, the Company executed a lease with a future tenant for a 160,000 square foot build-to-suit development project in Houston. The projected total cost for development of the 100% pre-leased World Houston 45 is $18 million.

Also subsequent to quarter-end, EastGroup closed the acquisition of 29 acres of development land in San Antonio for $3 million. The land is expected to accommodate the future development of four buildings totaling 370,000 square feet; the Company anticipates initiating the first phase of development on this land in 2019.

DIVIDENDS
EastGroup declared cash dividends of $.72 per share in the third quarter of 2018, which represented a 12.5% increase over the previous quarter's dividend. The third quarter dividend, which was paid on October 15, 2018, was the Company’s 155th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 26 consecutive years and has increased it 23 years within that period, including increases in each of the last seven years.  The Company’s payout ratio of dividends to FFO was 62% for the quarter.  The annualized dividend rate of $2.88 per share yielded 3.1% on the closing stock price of $93.47 on October 17, 2018.

FINANCIAL STRENGTH AND FLEXIBILITY
EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 24.0% at September 30, 2018.  For the third quarter, the Company had interest and fixed charge coverage ratios of 5.77x and a debt to earnings before interest, taxes, depreciation and amortization for real estate (EBITDAre) ratio of 5.33x.

During the third quarter, EastGroup issued and sold 316,102 shares of common stock under its continuous equity program at an average price of $96.56 per share, providing net proceeds to the Company of $30 million. Year-to-date through September 30, 2018, the Company issued and sold 1,245,885 shares of common stock at an average price of $91.22 per share, providing net proceeds to the Company of over $112 million.

OUTLOOK FOR 2018
EPS for 2018 is estimated to be in the range of $2.51 to $2.53.  Estimated FFO per share attributable to common stockholders for 2018 is estimated to be in the range of $4.66 to $4.68. The table below reconciles projected net income attributable to common stockholders to projected FFO.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

	Low Range		High Range
	Q4 2018	Y/E 2018	Q4 2018	Y/E 2018
	(In thousands, except per share data)

Net income attributable to common stockholders	$19,305	89,255	20,015	89,965
Depreciation and amortization	23,084	90,509	23,084	90,509
Gain on sales of depreciable real estate investments	—	(14,273)	—	(14,273)
Funds from operations attributable to common stockholders	$42,389	165,491	43,099	166,201

Diluted shares	36,196	35,497	36,196	35,497

Per share data (diluted):
Net income attributable to common stockholders	$0.53	2.51	0.55	2.53
Funds from operations attributable to common stockholders	1.17	4.66	1.19	4.68

The following assumptions were used for the mid-point:

Metrics	Guidance for Q4 2018	Revised Guidance for Year 2018	July Earnings Release Guidance for Year 2018	Actual for Year 2017
FFO per share	$1.17 - $1.19	$4.66 - $4.68	$4.57 - $4.65	$4.26
FFO per share increase over prior year period	3.5%	9.6%	8.2%	6.0%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — annual same property pool	2.8% - 3.2% (1)	3.7% - 4.1% (1)	2.7% - 3.7% (1)	3.0%
Cash basis — annual same property pool (3)	3.5% - 3.9% (1)	4.1% - 4.5% (1)	3.5% - 4.5% (1)	3.6%
Straight-line basis — quarterly same property pool	3.8% - 4.2% (2)	n/a	n/a	n/a
Cash basis — quarterly same property pool (3)	5.5% - 5.9% (2)	n/a	n/a	n/a
Average month-end occupancy	96.3%	96.0%	95.6%	95.5%
Lease termination fee income	$75,000	$250,000	$290,000	$468,000
Bad debt expense (No identified bad debts for remainder of 2018)	$250,000	$530,000	$585,000	$499,000
Development starts:
Square feet	140,000	1.7 million	1.7 million	1.3 million
Projected total investment	$15 million	$145 million	$140 million	$109 million
Value-add property acquisitions	None	$14 million	$14 million	$10 million
Operating property acquisitions	$10 million	$63 million	$66 million	$55 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$10 million	$32 million	$36 million	$38 million
Gain (loss) on sales of non-operating real estate	None	$86,000	$86,000	$293,000
Unsecured debt closing in period	None	$60 million at 3.93%	$140 million at 4.3% weighted average interest rate	$60 million at 3.46%
Common stock issuances	$30 million	$144 million	$110 million	$111 million
General and administrative expense	$3.4 million	$13.6 million	$13.8 million	$15.0 million

(1) Includes properties which have been in the operating portfolio since 1/1/17 and are projected to be in the operating portfolio through 12/31/18 (annual same property pool); includes 34,219,000 square feet.

(2) Includes properties which have been in the operating portfolio since 10/1/17 and are projected to be in the operating portfolio through 12/31/18 (quarterly same property pool); includes 36,712,000 square feet.

(3) Beginning on 1/1/18, the Cash basis for 2018 and 2017 excludes straight-line rent adjustments and amortization of above/below market rent intangibles. In previous years, this metric excluded straight-line rent adjustments only. See the Definitions section of this press release for additional information about the change in this operating metric.

DEFINITIONS
The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company's share of income and property operating expenses from its less-than-wholly-owned real estate investments, and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

EastGroup sometimes refers to PNOI from Same Properties as "Same PNOI" in this press release and the accompanying reconciliation. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are excluded.

The Company's chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) in making decisions. EBITDAre is defined as Net Income, excluding gains or losses from sales of depreciable real estate property, plus interest, taxes, depreciation and amortization.

In a press release dated January 17, 2018, the Company, along with a group of other leading industrial REITs (the Industrial REIT Group), announced that the Industrial REIT Group has agreed on a consistent methodology to calculate various non-GAAP property operating metrics. These non-GAAP metrics include common methodologies for determining property stabilization and occupancy as well as reporting of comparative changes in rental rates and tenant retention rates. In addition, the Industrial REIT Group has agreed on the definition of the annual pool of properties (same property pool) used in calculating same property net operating income growth (same property NOI). Specifically, the annual same property pool will only include properties held as of the beginning of the prior calendar year which were stabilized (according to the agreed upon definition) throughout both periods presented.

Beginning in the first quarter of 2018, all members of the Industrial REIT Group agreed to calculate these non-GAAP metrics based on the agreed upon methodologies. These conforming changes do not have a material impact on EastGroup's non-GAAP metrics for periods prior to 2018. The actual results for 2018 and outlook for 2018 included in this earnings release are based on the revised methodologies.

As a result of the efforts of the Industrial REIT Group, EastGroup made the following conforming changes, effective January 1, 2018:

•
The Company transfers development and value-add properties to the operating portfolio at the earlier of 90% occupancy or one year after shell completion/value-add vacancy occurrence. EastGroup's previous policy was to transfer properties at the earlier of 80% occupancy or one year after shell completion.

•
The calculation of the Company's rental rate change no longer excludes leases for space which has been vacant for more than 24 months. All leases are now included, with the exception of short-term leases with terms less than 12 months and leases of first generation space in properties acquired or developed by EastGroup.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•
The calculation of same property NOI on the cash basis excludes straight-line rent adjustments and amortization of above/below market rent intangibles. In prior periods, EastGroup included the amortization of above/below market rent intangibles in its calculation of same property NOI on the cash basis.

CONFERENCE CALL
EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company’s current operations on Friday, October 19, 2018, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9176 (conference ID: EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Friday, October 26, 2018.  The telephone replay can be accessed by dialing 1-800-839-9138, and the webcast replay can be accessed through a link on the Company's website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION
Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION
EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 50,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes approximately 41.3 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS
The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUES
Income from real estate operations	$75,306	68,712	221,146	202,704
Other revenue	20	34	1,268	90
	75,326	68,746	222,414	202,794
EXPENSES
Expenses from real estate operations	21,718	20,109	63,847	59,360
Depreciation and amortization	22,970	21,011	67,463	62,101
General and administrative	3,060	3,205	10,263	11,586
	47,748	44,325	141,573	133,047
OPERATING INCOME	27,578	24,421	80,841	69,747
OTHER INCOME (EXPENSE)
Interest expense	(8,804)	(8,704)	(26,253)	(26,405)
Gain on sales of real estate investments	4,051	—	14,273	21,855
Other	216	255	1,192	725
NET INCOME	23,041	15,972	70,053	65,922
Net income attributable to noncontrolling interest in joint ventures	(31)	(88)	(103)	(329)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	23,010	15,884	69,950	65,593
Other comprehensive income - cash flow hedges	553	224	5,345	650
TOTAL COMPREHENSIVE INCOME	$23,563	16,108	75,295	66,243

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.64	0.46	1.99	1.94
Weighted average shares outstanding	35,716	34,215	35,204	33,857
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.64	0.46	1.98	1.93
Weighted average shares outstanding	35,798	34,290	35,265	33,905

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

NET INCOME	$23,041	15,972	70,053	65,922
(Gain) on sales of real estate investments	(4,051)	—	(14,273)	(21,855)
(Gain) loss on sales of non-operating real estate	—	—	(86)	40
(Gain) on sales of other	—	—	(427)	—
Interest income	(32)	(62)	(122)	(185)
Other revenue	(20)	(34)	(1,268)	(90)
Depreciation and amortization	22,970	21,011	67,463	62,101
Company's share of depreciation from unconsolidated investment	33	31	95	93
Interest expense (1)	8,804	8,704	26,253	26,405
General and administrative expense (2)	3,060	3,205	10,263	11,586
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(77)	(145)	(237)	(493)
PROPERTY NET OPERATING INCOME (PNOI)	$53,728	48,682	157,714	143,524

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$23,010	15,884	69,950	65,593
Depreciation and amortization	22,970	21,011	67,463	62,101
Company's share of depreciation from unconsolidated investment	33	31	95	93
Depreciation and amortization from noncontrolling interest	(45)	(56)	(133)	(160)
(Gain) on sales of real estate investments	(4,051)	—	(14,273)	(21,855)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$41,917	36,870	123,102	105,772

NET INCOME	$23,041	15,972	70,053	65,922
Interest expense (1)	8,804	8,704	26,253	26,405
Depreciation and amortization	22,970	21,011	67,463	62,101
Company's share of depreciation from unconsolidated investment	33	31	95	93
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	54,848	45,718	163,864	154,521
(Gain) on sales of real estate investments	(4,051)	—	(14,273)	(21,855)
EBITDA for Real Estate (EBITDAre)	$50,797	45,718	149,591	132,666
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.64	0.46	1.98	1.93
Funds from operations (FFO) attributable to common stockholders	$1.17	1.08	3.49	3.12
Weighted average shares outstanding for EPS and FFO purposes	35,798	34,290	35,265	33,905

(1)  Net of capitalized interest of $1,542 and $1,284 for the three months ended September 30, 2018 and 2017, respectively; and $4,545 and $4,242 for the nine months ended September 30, 2018 and 2017, respectively.

(2) Net of capitalized development costs of $1,271 and $1,056 for the three months ended September 30, 2018 and 2017, respectively; and $3,504 and $3,650 for the nine months ended September 30, 2018 and 2017, respectively.